Exhibit 99.1

          Robocom Reports Eighth Consecutive Quarterly Improvement, Net
               Income FY Ended 2003 and New Contract with ice.com

MASSAPEQUA, NY, August 18, 2003 -Robocom Systems International Inc. (OTCBB:
RIMS) reported improved results for the eighth consecutive quarter and income, net of amortization and other non-cash expenses, for the fiscal year ended May 31, 2003. "Robocom made tremendous progress over the past year. Seeing the year-end results in positive territory, we feel the Company is heading in the right direction," said Irwin Balaban, President and CEO. "Things have really turned around for us. Our new sales and marketing strategy and restructure of operations continue to pay off."

For the quarter, net income increased over 294% to $283,994 or $0.06 per share compared to a net loss of $146,298 or ($0.04) per share in the year-ago quarter. Excluding non-cash expenses, Robocom reported a net profit of $369,699 or $0.09 per share compared to $168,105 or $0.04 per share in the year-ago period. Although software license fees and hardware sales declined, services revenues increased by 49% and maintenance revenue remained consistent, as compared to the year-ago quarter. Software amortization declined by 15% and selling, general and administrative expenses decreased by 3%. This resulted in an operating income of $289,597 as compared to an operating loss of $138,215 in the year-ago quarter.

For the year ended May 31, 2003, net income increased 137% to $485,590 or $0.11 per share compared to a net loss of $1,331,304 or ($0.30) per share in the prior period. Excluding non-cash expenses, Robocom reported a net profit of $1,259,596 or $0.28 per share compared to a $192,717 or $0.04 per share in the year-ago period.

"Looking forward, we expect this growth trend to continue," said Mr. Balaban. "With the release of our latest version of RIMS(TM), Version 5.0, which focuses on an improved browser user interface and enhanced features like the RIMS Tool Kit, Third Party Billing (Activity Based Costing) and support for Global Trade Item Number (GTIN) tags and Vendor Managed Inventory, we expect to expand our presence in the market. Our innovative Tool Kit allows for personalization of RIMS, without much of the cost of traditional customizations."

Robocom also announced the closing of a new contract. ice.com, the Internet's leading retailer of jewelry, has selected the RIMS Warehouse Management System
(WMS) for its fulfillment center. ice.com is growing aggressively and requires rapid implementation of a WMS to maintain its high level of service during the upcoming holiday order season. Robocom was selected because of RIMS' flexibility, high level of functionality and the rapid implementation methodology which will assure a happy holiday season for ice.com and its customers.

The value of the contract was not disclosed.


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

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                         Quarter Ended             Year Ended
                                             May 31,                 May 31,
                                         2003       2002        2003        2002
                                         ----       ----        ----        ----
Revenues                               $  777     $   898      $3,729     $ 3,106
Cost of revenues                          220         535       1,754       1,970
                                       ------------------------------------------
Gross margin before amortization          557         363       1,975       1,136
Software amortization                      86         314         774       1,524
                                       ------------------------------------------
Gross margin                              471          49       1,201        (388)

Selling, general & administrative
   expenses                               182         187         683         904
                                       ------------------------------------------
Operating income (loss)                   289        (138)        518      (1,292)
Interest expense                            6           8          32          39
                                       ------------------------------------------
Income (loss) before income taxes         283        (146)        486      (1,331)
Benefit of income taxes                    --          --          --          --
                                       ------------------------------------------
Net income (loss)                      $  283     $  (146)     $  486     $(1,331)
                                       ==========================================

Net income (loss) per share (basic
   and diluted)                        $ 0.06     $ (0.04)     $ 0.11     $ (0.30)
                                       ==========================================
Weighted average shares
   outstanding
                                        4,496       4,496       4,496       4,496

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Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
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